UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2026

Monroe Capital Enhanced Corporate Lending Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01919	33-6956497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 North Wacker Drive, 35th Floor
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 258-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Distribution

On January 22, 2026, the Board of Trustees of Monroe Capital Enhanced Corporate Lending Fund (the “Fund”) declared a distribution in the form of a dividend for its Class I common shares of beneficial interest (the “Shares”) in the amount of $0.20 per Share to shareholders of record as of the close of business on January 30, 2026, to be paid in cash on or about February 24, 2026.

Net Asset Value

The net asset value per Share as of December 31, 2025, as determined in accordance with valuation policies and procedures of Monroe Capital BDC Advisors, LLC, the Fund’s investment adviser, is $25.66. As of December 31, 2025, the Fund had total net asset value of approximately $101.3 million and had $99.4 million of principal debt outstanding, resulting in a debt-to-equity ratio of approximately 0.98x.

As of December 31, 2025, the Fund had no Class S common shares of beneficial interest or Class D common shares of beneficial interest outstanding.

Portfolio Update

As of December 31, 2025, the Fund had investments in 35 portfolio companies, having an aggregate fair value of approximately $191.0 million. As of December 31, 2025, 100% of the debt investments at fair value in the Fund’s portfolio were floating rate.

The weighted-average closing date annual EBITDA of the portfolio companies in the Fund’s debt investment portfolio as of December 31, 2025 was approximately $21.8 million. These calculations are based on the weighted-average last-twelve-month EBITDA (as of the initial deal closing date) for all debt investments, excluding ARR Loans. Amounts are weighted based on the fair value of each respective investment as of December 31, 2025. Amounts were derived from the most recently available portfolio company financial statements as of the initial deal closing date, have not been independently verified by the Fund, and may reflect a normalized or adjusted amount. Accordingly, the Fund makes no representation or warranty in respect of this information.

The closing date weighted average loan-to-value (“LTV”) of the portfolio companies in the Fund’s debt investment portfolio as of December 31, 2025 was approximately 35.0%. This figure includes all debt investments and represents the net ratio of LTV for each portfolio company as of the initial deal closing date, weighted based on the fair value of each respective investment as of December 31, 2025. Closing date LTV is calculated as the total net debt through each respective loan tranche divided by the estimated enterprise value of the portfolio company as of the initial closing date.

The following table shows the composition of the Fund’s investment portfolio at fair value and as percentage of the Fund’s total investments at fair value (in thousands) as of December 31, 2025:

	December 31, 2025
Fair Value:
Senior secured loans	$180,094	94.3%
Equity investments	10,939	5.7%
Total	$191,033	100.0%

The following table shows the Fund’s portfolio composition by industry at fair value and as percentage of the Fund’s total investments at fair value (in thousands) as of December 31, 2025:

	December 31, 2025
Fair Value:
Automotive	$7,474	3.9%
Banking	1,620	0.8%
Chemicals, Plastics & Rubber	6,930	3.6%
Consumer Goods: Durable	5,082	2.7%
Consumer Goods: Non-Durable	9,914	5.2%
Environmental Industries	5,032	2.6%
FIRE: Finance	7,456	3.9%
Healthcare & Pharmaceuticals	30,320	15.9%
High Tech Industries	33,003	17.3%
Media: Advertising, Printing & Publishing	8,938	4.7%
Retail	1,267	0.7%
Services: Business	45,812	24.0%
Services: Consumer	10,070	5.3%
Telecommunications	5,003	2.6%
Transportation: Cargo	13,112	6.8%
Total	$191,033	100.0%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Enhanced Corporate Lending Fund

Date: January 22, 2026	By:	/s/ Christopher Lund
	Name:	Christopher Lund
	Title:	Chief Financial Officer